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EXHIBIT 12

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                        MARCH 29      JANUARY 1     THREE MONTHS
                                        THROUGH       THROUGH          ENDED
                                        MARCH 31,     MARCH 28,       MARCH 31,
(In millions)                             2003          2003            2002
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                                      (Successor)    (Predecessor) (Predecessor)

Net income                            $      10.1    $      460.7    $     471.9
Income taxes                                  5.5           240.6          240.8
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Income before income taxes                   15.6           701.3          712.7
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Fixed charges:
  Interest expense (1)                       14.1           785.3          724.3
  Interest portion of rentals (2)             0.5            15.3           13.9
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Total fixed charges                          14.6           800.6          738.2
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Total earnings as defined             $      30.2    $    1,501.9    $   1,450.9
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Ratio of earnings to fixed charges           2.07            1.88           1.97

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

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